Excessive Executive Compensation at Stockholders' Expense

Executive Compensation vs Change in Market Cap ⓘ

3Y 5Y 10Y


$100M
$50M
$0
-$50M
-$100M
Dec 15
Dec 17
Dec 19
Dec 21
Dec 23
Dec 25

Both series rebased to $0 at the start of the selected period.

Change in Market Cap   Cumulative Exec Comp

$88.6 million

Top 5 Executives' Compensation

Paid the last 10 years. **Market cap only grew $60.7 million** over the same period

1.58 million ⓘ

Shares given to insiders

MFIN bought back 3.3 million shares since 2022 then **gave insiders 1.58 million**

$28.3 million

Given to MFIN Executives

Severance for top 5 executives if MFIN is sold. ~13% of current market cap